Exhibit 99.1

Company News Release

IMPORTANT NOTE:

ProxyMed’s live teleconference call to discuss its fourth quarter and annual 2004 results is accessible by calling 1-866-270-6388 beginning at 10:00 a.m. Eastern Time on Wednesday, March 16, 2005 and will be simultaneously broadcast on the Internet at www.proxymed.com. Replays of the teleconference call will be available at www.proxymed.com after 1:00 p.m. ET on March 16th.

Contact:
ProxyMed, Inc.
Gregory J. Eisenhauer, CFA
EVP & Chief Financial Officer
770-806-4780
geisenhauer@proxymed.com

PROXYMED REPORTS RECORD REVENUES FOR 2004
- Revenues Increase 23% Year-Over-Year -

     Atlanta, GA (Business Wire) March 15, 2005 – ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing and medical cost containment services, today reported its operating results for the fourth quarter and 2004 year.

Fourth Quarter 2004 Results

     ProxyMed reported revenues of $22.6 million for the fourth quarter, an increase of 23% compared to revenues of $18.4 million for the same period of 2003. For the quarter, the Company incurred a net loss of $1.6 million, or ($0.12) per diluted share, compared to a net loss of $1.4 million or ($0.21) per diluted share in the same quarter last year. Diluted weighted average shares outstanding increased from 6,784,118 in 2003 to 12,626,182 in the current period as a result of shares issued in conjunction with the acquisition of PlanVista Corporation.

     The Company ended the year with over $12 million of cash on its balance sheet. The Company has executed a term sheet with its commercial bank to expand and extend its current line of credit. “We believe that the proceeds of this facility, combined with a portion of our cash balances, will be sufficient to resolve the maturity issue with respect to our current senior debt, which is due May 31, 2005,” commented Kevin McNamara, the Company’s Chairman of the Board and interim Chief Executive Officer. “Additionally, I am quite pleased to report that our Form 10-K, which is being filed tomorrow, includes an unqualified opinion with respect to Sarbanes-Oxley Section 404 compliance. This legislation creates a significant burden on companies of our size – particularly companies such as ProxyMed that have been acquisitive. We hope that the more expensive and burdensome parts of compliance are now behind us.”

     “The higher than expected costs of Sarbanes-Oxley compliance, litigation settlement and the SEC review negatively impacted our results in the fourth quarter by over $700,000,” commented Gregory J. Eisenhauer, ProxyMed’s Chief Financial Officer. “Outside of these one-time expenses, our operating results showed strong sequential improvement, led by our core transaction volume growing over 8% vs. the same quarter of last year. We are now processing over 300 million transactions on an annual basis. In addition, we launched significant new products in each of our businesses during the quarter, laying the foundation for success in 2005 and 2006.”

Annual 2004 Results

     For the year ended December 31, 2004, ProxyMed reported record revenues of $90.2 million, an increase of 26% compared to revenues of $71.6 million for the 2003 year. For 2004, the net loss was $3.8 million and diluted loss per share was ($0.33), compared to a net loss of $5.0 million and diluted loss per share of ($0.74) for 2003. Diluted weighted average shares outstanding increased from 6,783,742 in 2003 to 11,617,601 in the current period as a result of shares issued in conjunction with the acquisition of PlanVista Corporation.

     Nancy Ham, ProxyMed’s President and Chief Operating Officer, commented, “We had a very challenging 2004 as we struggled with the twin regulatory requirements of HIPAA and Sarbanes-Oxley compliance. We expended well in excess of $2.0 million towards these efforts in 2004, and anticipate appreciable cost savings in 2005. Despite these challenges, we were still able to make significant investments into our Phoenix™ platform and new Web self-service tools, launch our Enterprise Solutions for Payers initiative and re-energize our core transaction growth.”

Operating Segment Performance

Transaction Services

     The Transaction Services segment reported revenues of $19.2 million for the fourth quarter of 2004, an increase of 66% compared to revenues of $11.6 million for 2003. Revenues for all of 2004 were $71.3 million, compared with $46.7 million in 2003, an increase of 53%.

     Nancy Ham commented, “Prior to the fourth quarter, our core transaction volume was fairly flat throughout the year as we worked through HIPAA, and as we replaced the volume from the loss of a large (albeit low-margin) patient statement customer. However, as we put HIPAA gradually behind us, we were able to sign and ramp significant new business which drove a strong performance in the fourth quarter. We believe we have good momentum going forward into 2005.”

Statistics

     Management considers the following metrics important to monitor its transaction business:

Description:
(all amounts in	Y/E	Y/E	Q/E	Q/E	Q/E	Q/E	Q/E
thousands)	12/31/04	12/31/03	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03
Core transactions (excluding encounters)	259,333	247,786	69,073	63,677	62,790	63,793	63,614
Encounters	29,172	25,529	6,558	6,561	6,086	9,967	7,035

Total transactions	288,505	273,315	75,631	70,238	68,876	73,760	70,649

Laboratory Communications Solutions

     The Laboratory Communications Solutions segment reported revenues of $3.4 million for the fourth quarter of 2004, a decrease of 3% sequentially. On an annual basis, revenue declined 50% as a result of the June 2004 disposition of certain contract manufacturing assets.

     “The laboratory segment of ProxyMed is a relatively mature business,” said Nancy Ham. “Nonetheless, we consider the industry’s initial response to our new products, Pilot and Navigator, to be an indicator of improved prospects in this area over time.”

Looking Forward:

     “Integral to our expectations for 2005 is the successful launch of ProxyMed’s innovative new product offerings,” stated Ham. “With our Phoenix platform and PCAT, ProxyMed’s new Web-based self-

service tool, we have a cutting edge, web-based claims management solution that empowers our provider clients to track and analyze their transactions in a self-service mode. For our payer customers, we are offering ESP, our Enterprise Solutions for Payers. ESP is a unique integrated solution that combines transaction management, business process outsourcing and cost containment to deliver significant savings and workflow improvements, in an open and flexible business model.”

     Kevin McNamara said, “ProxyMed continues to compete in the rapidly growing healthcare market and I am encouraged that we are focused on the right strategic initiatives within this marketplace, especially ESP and the roll-out of PCAT. Further, I am impressed with the quality and commitment of ProxyMed’s associates and believe the Company is in a strong position to execute against this market opportunity. I believe these initiatives will drive growth in both revenue and operating income; however, the Company is not prepared to offer detailed guidance with respect to 2005 at the present time. Our CEO search is very active and we have met with a number of promising candidates. Hopefully, we will be in a position to announce a new CEO in the next sixty to ninety days and can revisit the issue of financial guidance thereafter.”

About ProxyMed, Inc.

ProxyMed provides connectivity, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s services support a broad range of both financial and clinical transactions, and we are HIPAA certified through Edifecs. To facilitate these services, ProxyMed is completing the conversion of its non-clinical EDI transactions to Phoenix, our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to payers.

For more information, please visit the Company’s website at www.proxymed.com.

Forward Looking Statement

ProxyMed cautions that forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. Some of these factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements include those concerning the potential benefits and effects, including but not limited to any expectations as to profitability, revenue growth, and other aspects of the financial performance of the combined company. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, the soundness of our business strategies relative to the perceived market opportunities; ProxyMed’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; ProxyMed’s assessment of the healthcare industry’s need, desire and ability to become technology efficient; and ProxyMed’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy. For further cautions about the risks of investing in ProxyMed, we refer you to the documents each company files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K for the year ended December 31, 2004.

ProxyMed does not assume any obligation to update information contained in this document. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein. ·

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands except for share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003 (1)	2004	2003 (1)
	(unaudited)
Net revenues	$22,582	$18,362	$90,246	$71,556

Costs and expenses:
Cost of sales	8,320	7,984	34,212	32,421
Selling, general and administrative expenses	12,626	8,303	48,023	35,809
Depreciation and amortization	2,678	2,164	9,763	6,316
(Gain) loss on disposal of assets	—	(9)	47	111
Litigation settlement	175	175
Write-off of impaired assets	—	541	—	541

Total operating costs and expenses	23,799	18,983	92,220	75,198

Operating loss	(1,217)	(621)	(1,974)	(3,642)

Interest expense, net	(540)	(289)	(1,920)	(862)
Other income (expense)	—	(496)	134	(496)
Benefit from (provision for) income taxes	185	—	(40)	—

Net loss	$(1,573)	$(1,407)	$(3,800)	$(5,000)

Basic earnings per share	$(0.12)	$(0.21)	$(0.33)	$(0.74)

Basic weighted average shares outstanding	12,626,182	6,784,118	11,617,601	6,783,742

Diluted earnings per share	$(0.12)	$(0.21)	$(0.33)	$(0.74)

Diluted weighted average shares outstanding	12,626,182	6,784,118	11,617,601	6,783,742

     (1) As restated

PROXYMED, INC. AND SUBSIDIARIES
Segment Information
(amounts in thousands)

	Three Months Ended
	December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)
Revenues:
Transaction services	$19,186	$11,571	$71,304	$46,673
Laboratory communication solutions	3,395	6,791	18,942	24,883

	$22,582	$18,362	$90,246	$71,556

Cost of sales:
Transaction services	$6,392	$3,566	$22,402	$15,893
Laboratory communication solutions	1,928	4,418	11,810	16,528

	$8,320	$7,984	$34,212	$32,421

Selling, general and administrative expenses:
Transaction services	$11,969	$5,882	$42,776	$26,645
Laboratory communication solutions	833	1,437	4,372	5,526
Corporate	—	984	1,097	3,638

	$12,801	$8,303	$48,245	$35,809

Depreciation and amortization:
Transaction services	$2,519	$1,467	$8,718	$4,754
Laboratory communication solutions	159	648	823	1,369
Corporate	—	49	222	193

	$2,678	$2,164	$9,763	$6,316

Operating income (loss):
Transaction services	$(1,693)	$463	$(3,115)	$(920)
Laboratory communication solutions	476	(50)	1,938	1,119
Corporate	—	(1,034)	(797)	(3,841)

	$(1,217)	$(621)	$(1,974)	$(3,642)

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
(amounts in thousands)

	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$12,374	$5,333
Accounts receivable — trade, net	17,591	10,434
Notes and other receivables	312	187
Inventory	1,775	3,347
Other current assets	1,399	1,908

Total current assets	33,451	21,209
Property and equipment, net	4,801	4,772
Goodwill, net	93,604	30,775
Purchased technology, capitalized software and other intangibles, net	52,305	15,884
Restricted cash	75	291
Other long term assets	167	199

Total assets	$184,403	$73,130

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable and current portion of long-term debt	$20,572	$1,712
Accounts payable, accrued expenses and other current liabilities	13,637	8,264
Deferred revenue	691	721
Income taxes payable	215	—

Total current liabilities	35,115	10,697
Convertible notes	13,137	13,137
Other long-term debt	206	2,057
Long-term deferred revenue and other long-term liabilities	863	1,461

Total liabilities	49,321	27,352

Stockholders’ equity:
Series C 7% Convertible preferred stock	—	—
Common stock	13	7
Additional paid-in capital	239,255	146,230
Unearned compensation	(113)
Accumulated deficit	(104,073)	(100,273)
Note receivable from stockholder	—	(186)

Total stockholders’ equity	135,082	45,778

Total liabilities and stockholders’ equity	$184,403	$73,130

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(3,800)	$(5,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,763	6,316
Provision for doubtful accounts	858	152
Provision for obsolete inventory	92	28
Non-cash interest (income) expense	(59)	54
Gain on settlement of liability	(134)	—
Write-off of obsolete and impaired assets	—	541
Compensatory stock options and warrants and stock compensation awards issued	275	—
Write-off of investment	—	496
Loss on disposal of fixed assets	47	111
Changes in assets and liabilities, net of effect of acquisitions:
Accounts and other receivables	548	(498)
Inventory	(1,329)	(601)
Other current assets	465	430
Accounts payable and accrued expenses	124	(1,173)
Accrued expenses of PlanVista paid by ProxyMed	(4,011)	—
Deferred revenue	137	222
Income taxes	(418)	—
Other, net	(727)	440

Net cash provided by operating activities	1,831	1,518

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	782	—
Capital expenditures	(3,440)	(2,601)
Capitalized software	(909)	(1,426)
Collections on notes receivable	374	120
Proceeds from sale of fixed assets	4,526	395
Decrease in restricted cash	215	534
Payments for acquisition-related costs	(884)	(6,623)

Net cash provided by (used in) investing activities	664	(9,601)

Cash flows from financing activities:
Proceeds from stock offering, net	24,100	—
Proceeds from exercise of stock options and warrants	8,766	7
Draws on line of credit	4,900	—
Repayments of line of credit	(4,900)	—
Payment of notes payable, capital leases and long-term debt	(28,320)	(2,969)

Net cash provided by (used in) financing activities	4,546	(2,962)

Net increase (decrease) in cash and cash equivalents	7,041	(11,045)
Cash and cash equivalents at beginning of year	5,333	16,378

Cash and cash equivalents at end of year	$12,374	$5,333